CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Copley Pharmaceutical, Inc.


We consent to incorporation by reference in registration statements (No. 33-54707), (No. 33-96122) and (No. 33-96122) and (No. 33-96118) on Form S-8 of
Copley Pharmaceutical, Inc. of our report dated January 27, 1999, relating to the consolidated balance sheets of Copley pharmaceutical, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Copley Pharmaceutical, Inc.


/s/ PricewaterhouseCoopers LLP